Exhibit 99.2

For Immediate Release

GREEN MOUNTAIN COFFEE ROASTERS, INC. COMMENCING TENDER OFFER

TO ACQUIRE DIEDRICH COFFEE, INC.

Waterbury, VT – December 11, 2009 – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) (“GMCR”) today announced that it is commencing a cash tender offer to purchase all outstanding shares of common stock of Diedrich Coffee, Inc. (NASDAQ: DDRX) (“Diedrich Coffee”) for $35.00 per share in cash, with no financing and no due diligence contingencies, in a transaction with a total value of approximately $290 million.

The tender offer is being made pursuant to a previously announced definitive merger agreement, dated as of December 7, 2009, by and among GMCR, Pebbles Acquisition Sub, Inc., a wholly owned subsidiary of GMCR, and Diedrich Coffee. The Board of Directors of Diedrich Coffee has recommended that Diedrich Coffee shareholders tender their shares into the GMCR offer.

GMCR’s tender offer will expire at midnight, New York City time on Monday, January 11, 2010, unless the tender offer is extended. The tender offer is subject to customary closing conditions, including, among other things, regulatory approvals.

GMCR intends to fully finance this transaction through cash on hand and GMCR’s existing bank lines of credit. GMCR anticipates that this transaction will be neutral to slightly accretive within the first twelve months following the close, excluding one-time transaction expenses, and accretive thereafter. The transaction is expected to be completed in early 2010.

BofA Merrill Lynch is serving as financial advisor to GMCR on this transaction and Ropes & Gray LLP is serving as its legal advisor. Houlihan, Lokey, Howard & Zukin Capital, Inc. is serving as financial advisor to Diedrich Coffee and Gibson, Dunn & Crutcher LLP is serving as its legal advisor.

GMCR today is filing with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO setting forth in detail the full terms and conditions of the tender offer. Diedrich Coffee today is filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Diedrich Coffee’s Board of Directors that Diedrich Coffee shareholders accept the GMCR tender offer and tender their shares pursuant to the tender offer. Additionally, the Board of Diedrich Coffee is advising shareholders not to tender their shares into the exchange offer of Peet’s Coffee & Tea, Inc. (“Peet’s”) (NASDAQ: PEET), whose offer consideration consists of $26.00 per share in cash and stock, and to withdraw any shares already tendered into the Peet’s offer. Questions and requests for assistance may be directed to the Information Agent for the offer, Okapi Partners LLC, toll-free at (877) 274-8654.

About Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR)

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee and Timothy’s World Coffee®. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed roasters, including Green Mountain Coffee, Tully’s Coffee and Timothy’s. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its web site, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Diedrich Coffee, Inc. (NASDAQ: DDRX)

Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company’s web stores. Diedrich Coffee is one of the few roasters under license to produce K-Cups for Keurig Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282, or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward-looking statements

Certain statements contained herein, including GMCR’s intention to complete the proposed acquisition, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. The “safe harbor” set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to forward-looking statements made in connection with a tender offer. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,”, “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, GMCR’s success in efficiently expanding operations and capacity to meet growth, GMCR’s success in efficiently and effectively integrating Tully’s and Timothy’s wholesale operations and capacity into its Specialty Coffee business unit, GMCR’s success in introducing new product offerings, the ability of lenders to honor their commitments under GMCR’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the impact of the loss of major customers for GMCR or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, GMCR’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in GMCR’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Forward-looking statements reflect management’s expectations as of the date of this press release, and are subject to certain risks and uncertainties. GMCR does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Additional Information

The tender offer to purchase shares of Diedrich common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Diedrich common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which GMCR will file with the SEC and mail to Diedrich stockholders. Security holders of Diedrich are advised to read the Tender Offer Statement when it becomes available, because it will contain important information about the tender offer. Investors and security holders of Diedrich also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by GMCR with the SEC (when these documents become available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be obtained (when these documents become available) from GMCR by written request to: Green Mountain Coffee Roasters, Inc., Attention: General Counsel, 33 Coffee Lane, Waterbury, Vermont 05676.

GMCR Contacts:

Investor Relations:

Frances G. Rathke, CFO

802-882-2300

Investors:

Okapi Partners LLC

Bruce Goldfarb / Pat McHugh

212-297-0720 or 877-274-8654

Media:

Joele Frank / Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449